EXHIBIT 99.1
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   [NEWELL LOGO]                                          [RUBBERMAID LOGO]


   CONTACTS FOR NEWELL CO.:                     CONTACTS FOR RUBBERMAID
                                                INCORPORATED:

   MEDIA AND INVESTORS:               MEDIA:

   Names:    William T. Alldredge     Name:     Lorrie Paul Crum
             Ross A. Porter, Jr.      Phone:    (330) 264-6464 Ext. 2970
   Phone:    (815) 969-6113           INVESTORS:
                                      Name:     William H. Pfund
                                      Phone:    (330) 264-6464 Ext. 2477


               NEWELL AND RUBBERMAID IN $14 BILLION COMBINATION

                     CREATES CONSUMER PRODUCTS POWERHOUSE


   FREEPORT, IL and WOOSTER, OH -- October 21, 1998 -- Newell Co. [NYSE,
   CSE: NWL] and Rubbermaid Incorporated [NYSE: RBD] today announced that they have approved a definitive agreement to merge through a tax-free exchange of shares valued at approximately $5.8 billion. The combined company, which will be called Newell Rubbermaid Inc., combines the powerful brand franchises of Rubbermaid with the exceptional financial performance and superior customer service of Newell. Newell Rubbermaid would have pro forma 1998 sales in excess of $6 billion and a total equity market capitalization of approximately $14 billion. The transaction, which is expected to close in early 1999, will be accounted for as a pooling of interests and is anticipated to be accretive to earnings on a full year basis in 2000.

   The merger agreement, which has been approved unanimously by the boards of directors of both companies, calls for Rubbermaid shareholders to receive 0.7883 shares of Newell common stock for each share of Rubbermaid common stock they own. Based on the closing stock price of Newell on October 20, 1998, this represents $38.68 per Rubbermaid share or a premium of 49% over Rubbermaid's closing stock price of $25.88. Newell will issue approximately 118 million shares of common stock to Rubbermaid stockholders and will assume approximately $500 million in net debt. Rubbermaid stockholders will own approximately 40% of the combined company.

   Newell Rubbermaid will have leading brand names in housewares, hardware and home furnishings, office, infant/juvenile and commercial products. Its roster of leading brands will include Rubbermaid(TM), Anchor Hocking(TM), Calphalon(TM), Century(TM), Curver(TM), Goody(TM), Graco(TM), Kirsch(TM), Levolor(TM), Little Tikes(TM), Mirro(TM), Rolodex(TM) and Sanford(TM). These brands offer a full palette of internal and acquisition growth opportunities on a global basis.


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   "Rubbermaid and Newell are a terrific strategic fit," said John J.
   McDonough, vice chairman and chief executive officer of Newell. "The Rubbermaid brands are universally recognized and synonymous with value for customers. Their reputation for innovation and new product development is legendary. In addition, they bring us further breadth of distribution, increased shelf space and an enhanced presence in Europe. This combination is totally consistent with our strategy and we are fully confident in our ability to integrate Rubbermaid into our operating and customer service systems. Newell Rubbermaid will be a company with great global strengths, enhanced internal growth prospects and broader acquisition opportunities."

   "Newell is the ideal strategic partner for Rubbermaid," said Wolfgang R. Schmitt, chairman and chief executive officer of Rubbermaid. "No one manages the blocking and tackling of consumer products customer service better than Newell. Their disciplines and systems are exactly what we need if we're to optimize the value of our brands and innovations. This transaction provides superior value for our shareholders and we look forward to working with the Newell team to realize the major upside potential stemming from the power of this combination. In the competitive arena of global retailers, together we will be an invaluable resource to our customers and create exciting new products for consumers."

   Once the transaction has been completed, Newell will begin the systematic process of integrating Rubbermaid operations and practices through the process, known colloquially, as "Newellization." This process is intended to produce 98% on-time and line-fill performance and a minimum 15% pretax profit margin. As a result, the company intends to meaningfully improve Rubbermaid operating efficiency and margins. The companies also expect that the merger will create revenue and operating synergies through the leveraging of the Newell Rubbermaid brands; innovative product development; improved service performance; stronger combined presence in dealing with common customers; broader acquisition opportunities; and increased ability to serve European markets. By 2000, these efforts and opportunities are expected to produce increases over anticipated 1998 results of $300 million to $350 million in operating income for the combined company.

   William P. Sovey, chairman of the board of Newell, will become chairman of Newell Rubbermaid. Mr. John J. McDonough, vice chairman and chief executive officer of Newell, will become vice chairman and chief executive officer of Newell Rubbermaid, and Mr. Wolfgang R. Schmitt, chairman and chief executive officer of Rubbermaid, will become vice chairman of Newell Rubbermaid. The Newell Rubbermaid board of directors will consist of fifteen members, nine representing Newell and six representing Rubbermaid, reflecting the respective ownership of the company.

   The transaction is subject to normal regulatory approvals and to the approval of Rubbermaid and Newell shareholders. Newell expects to continue its current $0.18 per share quarterly dividend on the shares of the combined company.



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   Robert W. Baird & Co. Incorporated acted as financial advisor and provided a fairness opinion to Newell. Goldman, Sachs & Co. acted as financial advisor and provided a fairness opinion to Rubbermaid.

   Rubbermaid Incorporated, headquartered in Wooster, Ohio, is a multi-national, leading-brand manufacturer and marketer of high-quality, innovative products, including Rubbermaid consumer and commercial products; Little Tikes(TM) traditional toys and commercial play systems, and Graco(TM) and Century(TM) infant furnishings. The company employs about 12,000 people around the world.

   Based in Freeport, Illinois, Newell Co. is a multi-national manufacturer and marketer of high-volume staple consumer products with 1997 sales exceeding $3 billion and net income of almost $300 million. Their products are sold through a variety of retail and wholesale distribution channels. Product groups include hardware and home furnishings, including Amerock(TM) cabinet hardware, Bulldog(TM) home hardware, EZ Paintr(TM) paint applicators, BernzOmatic(TM) torches, Kirsch(TM), Levolor(TM) and Newell(TM) window treatments, Intercraft(TM), Decorel(TM) and Holson Burnes(TM) picture frames and LeeRowan home storage; housewares, including Mirro(TM), WearEver(TM), Panex(TM) and Calphalon(TM) cookware, Anchor Hocking(TM) glassware and Goody hair accessories; and office products such as Sanford(TM), Berol(TM), Eberhard Faber(TM) and rotring writing instruments and Eldon(TM) and Rolodex(TM) office storage and organization products. The company has approximately 32,000 employees.

                                 #     #     #

   The statements contained in this press release that are not historical in nature are forward-looking statements. Forward-looking statements are not guarantees since there are inherent difficulties in predicting future results, and actual results could differ materially from those expressed or implied in the forward-looking statements. These factors include, without limitation, those disclosed in the Form 10-K filings with the Securities and Exchange Commission for Rubbermaid and Newell.

   Note to editors: today's news release, along with the other news about Newell and Rubbermaid, is available on the Internet at http://www.newellco.com and http://www.rubbermaid.com.

   Abernathy MacGregor Frank Fax-on-Demand service at (800) 281-3244 is available to send the following documents:

   Press Release . . . . . . . . . . . . . . . . . . . . . . . . . . . #460
   Newell Co. Fact Sheet . . . . . . . . . . . . . . . . . . . . . . . #461
   Rubbermaid Incorporated Fact Sheet  . . . . . . . . . . . . . . . . #462
   Bios  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . #463








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